PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 3,	November 2,
	2009	2008
Assets

Current assets:
Cash, cash equivalents and short-term investments of $145 in 2009 and $1,343 in 2008	$81,633	$85,106
Accounts receivable	61,263	68,095
Inventories	16,486	17,548
Other current assets	9,447	11,748

Total current assets	168,829	182,497

Property, plant and equipment, net	399,343	436,528
Investment in joint venture	61,065	65,737
Other intangibles, net	58,486	62,386
Other assets	13,209	10,859

	$700,932	$758,007

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term borrowings	$55,213	$20,630
Accounts payable and accrued liabilities	72,948	95,448

Total current liabilities	128,161	116,078

Long-term borrowings	157,564	202,979
Deferred income taxes and other liabilities	7,112	6,552
Minority interest	48,799	49,616

Shareholders' equity	359,296	382,782

	$700,932	$758,007